Exhibit 99.1
News

FOR IMMEDIATE RELEASE
Media Contact Information: Ron O'Brien Thermo Fisher Scientific	Investor Contact Information: Rafael Tejada Thermo Fisher Scientific
Phone: 781-622-1242	Phone: 781-622-1356
E-mail: ron.obrien@thermofisher.com	E-mail: rafael.tejada@thermofisher.com

Thermo Fisher Scientific Reports Fourth Quarter and Full Year 2021 Results

WALTHAM, Mass. (February 2, 2022) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter and Full Year 2021 Highlights

•Fourth quarter revenue was $10.70 billion.
•Fourth quarter GAAP diluted earnings per share (EPS) was $4.17.
•Fourth quarter adjusted EPS was $6.54.

•Full year revenue grew 22% to $39.21 billion.
•Full year GAAP diluted EPS increased 22% to $19.46.
•Full year adjusted EPS increased 28% to $25.13.

•Built on industry leadership throughout the year, supporting our customers, delivering outstanding results, and investing to further strengthen the long-term growth trajectory of the company.

•Achieved very strong results in the fourth quarter, with excellent growth in the base business and $2.45 billion of COVID-19 response revenue.

•Delivered another year of high-impact innovation, highlighted by the HyPerforma DynaDrive Single-Use Bioreactor, the Thermo Scientific Orbitrap Exploris Gas Chromatography-Mass Spectrometers, and the Thermo Scientific Helios 5EXL Wafer DualBeam scanning electron microscope to support the development of increasingly smaller and more complex semiconductors. During the quarter, we launched the Thermo Scientific Orbitrap Exploris MX mass detector providing high throughput analysis to improve the development and production of biopharmaceuticals and the Applied Biosystems QuantStudio 7 Pro Dx Real-Time PCR system which enables clinical testing laboratories to accelerate molecular diagnostics.

•Accelerated investments in capacity and capabilities, investing $2.5 billion in 2021 to meet short- and long-term customer demand. During the year we added capacity for bioproduction, sterile fill-finish services, laboratory products as well as enzymes and nucleotides. We also continued to build our industry-leading scale in high-growth and emerging markets during the year, including an increase in our single-use bioproduction manufacturing in Asia Pacific and opening a Customer Innovation Center in South Korea, focused on the semiconductor industry.

•Continued to advance our environmental, social and governance (ESG) priorities throughout the year. Building on our environmental sustainability initiatives, we committed to reach net-zero carbon emissions by 2050. Highlights from our Foundation for Science include supporting more than 100,000 students globally through our STEM education programs and supporting life-science researchers in developing countries. We also published and raised funding through our Sustainable Financing Framework supporting our commitment to doing business the right way and funding projects that align with the United Nations Sustainable Development Goals (UN SDGs). Throughout the year, Thermo Fisher Scientific was recognized as a leader in our industry and in the workplace and, in the fourth quarter, Forbes recognized the company on its list of the World’s Top Female-Friendly Companies.

•Very active year of capital deployment, investing $24 billion in strategic acquisitions. This was highlighted by the addition of PPD, Inc., a leading provider of clinical research services for the biopharma industry, and, just before year end, completing the acquisition of PeproTech, a leading provider of recombinant proteins. We also returned $2.4 billion of capital to shareholders through stock buybacks and dividends.

“We had an outstanding 2021, as we continued to execute our proven growth strategy, powered by our PPI Business System, and operated with speed at scale to help our customers and governments around the world advance their important work,” said Marc N. Casper, chairman, president and chief executive officer of Thermo Fisher Scientific. “We exceeded the goals we set out to accomplish in 2021 and delivered for all of our stakeholders.”

Casper added, “Thanks to our incredible team, we are entering 2022 with great momentum. Our exceptional performance has enabled us to further strengthen our long-term competitive position by significantly accelerating our growth strategy through enhanced customer relationships and significant investments in commercial capabilities, innovation, capacity expansion and acquisitions, to ensure an even brighter future.”

Fourth Quarter 2021

Revenue for the quarter grew 1% to $10.70 billion in 2021, versus $10.55 billion in 2020. Organic revenue decreased 4%, acquisitions increased revenue by 6% and currency translation decreased revenue by 1%. Organic growth from the base business was 8%. COVID-19 response revenue was $2.45 billion.

GAAP Earnings Results

GAAP diluted EPS in the fourth quarter of 2021 was $4.17, versus $6.24 in the same quarter last year. GAAP operating income for the fourth quarter of 2021 was $2.54 billion, compared with $3.07 billion in the year-ago quarter. GAAP operating margin was 23.7%, compared with 29.1% in the fourth quarter of 2020.

Non-GAAP Earnings Results

Adjusted EPS in the fourth quarter of 2021 was $6.54, versus $7.09 in the fourth quarter of 2020. Adjusted operating income for the fourth quarter of 2021 was $3.16 billion, compared with $3.51 billion in the year-ago quarter. Adjusted operating margin was 29.5%, compared with 33.3% in the fourth quarter of 2020.

Full Year 2021

Revenue for the full year grew 22% to $39.21 billion in 2021, versus $32.22 billion in 2020. Organic revenue growth was 17%, acquisitions increased revenue by 3%, and currency translation increased revenue by 2%. Organic growth from the base business was 14%. COVID-19 response revenue was $9.23 billion.

GAAP Earnings Results
GAAP diluted EPS for the full year increased 22% to $19.46, versus $15.96 in 2020. GAAP operating income for 2021 grew to $10.03 billion, compared with $7.79 billion a year ago. GAAP operating margin increased to 25.6% in 2021, compared with 24.2% in 2020.

Non-GAAP Earnings Results

Adjusted EPS for the full year rose 28% to $25.13, versus $19.56 in 2020. Adjusted operating income for 2021 grew 27% compared with 2020 and adjusted operating margin increased to 31.0%, compared with 29.7% a year ago.

Annual Guidance for 2022

The company will provide updated 2022 financial guidance during its earnings conference call this morning at 8:30 a.m. Eastern time.

Use of Non-GAAP Financial Measures

Adjusted EPS, adjusted net income, adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth and base business organic revenue growth are non-GAAP measures that exclude certain items detailed after the tables that accompany this press release, under the heading “Supplemental Information Regarding Non-GAAP Financial Measures.” The reconciliations of GAAP to non-GAAP financial measures are provided in the tables that accompany this press release.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, February 2, at 8:30 a.m. Eastern time. To listen, dial (844) 200-6205 within the U.S. or (929) 526-1599 outside the U.S. The access code is 986581. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financials.” An audio archive of the call will be available under “News and Events” through Friday, February 11, 2022.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with annual revenue of approximately $40 billion. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, increasing productivity in their laboratories, improving patient health through diagnostics or the development and manufacture of life-changing therapies, we are here to support them. Our global team delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services, Patheon and PPD. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the duration and severity of the COVID-19 pandemic; the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, which are on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

###

Condensed Consolidated Statement of Income (unaudited)
	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2021	Revenues	2020	Revenues
Revenues	$10,702		$10,550
Costs and operating expenses:
Cost of revenues (a)	5,302	49.5%	4,867	46.1%
Selling, general and administrative expenses (b)	1,958	18.3%	1,793	17.0%
Amortization of acquisition-related intangible assets	466	4.4%	411	3.9%
Research and development expenses	392	3.7%	376	3.6%
Restructuring and other costs (c)	46	0.4%	32	0.3%
	8,164	76.3%	7,479	70.9%
Operating income	2,538	23.7%	3,071	29.1%
Interest income	11		12
Interest expense	(161)		(146)
Other expense (d)	(526)		(43)
Income before income taxes	1,862		2,894
Provision for income taxes (e)	(202)		(394)
Equity in losses of unconsolidated entities	(1)		(1)
Net income	1,659		2,499
Less: net income attributable to noncontrolling interests and redeemable noncontrolling interest	1		1
Net income attributable to Thermo Fisher Scientific Inc.	$1,658	15.5%	$2,498	23.7%

Earnings per share attributable to Thermo Fisher Scientific Inc.:
Basic	$4.20		$6.30
Diluted	$4.17		$6.24
Weighted average shares:
Basic	394		397
Diluted	398		400

Reconciliation of adjusted operating income and adjusted operating margin
GAAP operating income	$2,538	23.7%	$3,071	29.1%
Cost of revenues charges (a)	—	0.0%	1	0.0%
Selling, general and administrative charges (credits) (b)	111	1.0%	(3)	0.0%
Restructuring and other costs (c)	46	0.4%	32	0.3%
Amortization of acquisition-related intangible assets	466	4.4%	411	3.9%
Adjusted operating income (non-GAAP measure)	$3,161	29.5%	$3,512	33.3%

Reconciliation of adjusted net income
GAAP net income attributable to Thermo Fisher Scientific Inc.	$1,658		$2,498
Cost of revenues charges (a)	—		1
Selling, general and administrative charges (credits) (b)	111		(3)
Restructuring and other costs (c)	46		32
Amortization of acquisition-related intangible assets	466		411
Other expense adjustments (d)	532		42
Benefit from income taxes (e)	(213)		(146)
Equity in losses of unconsolidated entities	1		1
Adjusted net income (non-GAAP measure)	$2,601		$2,836

Reconciliation of adjusted earnings per share
GAAP diluted EPS attributable to Thermo Fisher Scientific Inc.	$4.17		$6.24
Cost of revenues charges (a)	0.00		0.00
Selling, general and administrative charges (credits) (b)	0.28		0.00
Restructuring and other costs (c)	0.11		0.08
Amortization of acquisition-related intangible assets	1.17		1.03
Other expense adjustments (d)	1.34		0.10
Benefit from income taxes (e)	(0.53)		(0.36)
Equity in losses of unconsolidated entities	0.00		0.00
Adjusted EPS (non-GAAP measure)	$6.54		$7.09

Reconciliation of free cash flow
GAAP net cash provided by operating activities	$2,688		$3,339
Purchases of property, plant and equipment	(831)		(586)
Proceeds from sale of property, plant and equipment	11		1
Free cash flow (non-GAAP measure)	$1,868		$2,754

Segment data	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions)	2021	Revenues	2020	Revenues

Revenues
Life Sciences Solutions	$4,150	38.8%	$4,368	41.4%
Analytical Instruments	1,725	16.1%	1,636	15.5%
Specialty Diagnostics	1,447	13.5%	1,967	18.6%
Laboratory Products and Biopharma Services	4,195	39.2%	3,616	34.3%
Eliminations	(815)	-7.6%	(1,037)	-9.8%
Consolidated revenues	$10,702	100.0%	$10,550	100.0%

Operating income and operating margin
Life Sciences Solutions	$1,999	48.2%	$2,321	53.1%
Analytical Instruments	381	22.1%	331	20.2%
Specialty Diagnostics	297	20.5%	520	26.4%
Laboratory Products and Biopharma Services	484	11.5%	340	9.4%
Subtotal reportable segments	3,161	29.5%	3,512	33.3%

Cost of revenues charges (a)	—	0.0%	(1)	0.0%
Selling, general and administrative (charges) credits (b)	(111)	-1.0%	3	0.0%
Restructuring and other costs (c)	(46)	-0.4%	(32)	-0.3%
Amortization of acquisition-related intangible assets	(466)	-4.4%	(411)	-3.9%
GAAP operating income	$2,538	23.7%	$3,071	29.1%

(a) Reported results in 2020 include accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations.
(b) Reported results in 2021 and 2020 include certain third-party expenses (credits), principally transaction/integration costs (including reimbursement thereof) related to recent/terminated acquisitions, charges/credits for changes in estimates of contingent acquisition consideration, and costs associated with product liability litigation.
(c) Reported results in 2021 and 2020 include restructuring and other costs consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations, and charges for impairment of acquired intangible assets. Reported results in 2021 also include $22 of charges for compensation due to employees at recently acquired businesses at the date of acquisition.
(d) Reported results in 2021 and 2020 include net gains on investments. Reported results in 2021 include $570 of losses on the early extinguishment of debt and $10 of charges for the amortization of bridge loan commitment fees related to recent acquisitions. Reported results in 2020 include $42 of charges related to terminated interest rate swaps and $2 of net charges for the settlement/curtailment of pension plans.
(e) Reported provision for income taxes in 2021 and 2020 includes incremental tax benefit for the pre-tax reconciling items between GAAP and adjusted net income, incremental tax impacts from audit settlements, and incremental tax impacts from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes.
Notes:
Consolidated depreciation expense is $217 and $191 in 2021 and 2020, respectively.
For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

Base business organic revenue growth
	Three Months Ended
	December 31,
	2021

Revenue growth	1%
Impact of COVID-19 response revenue (a) (b)	-11%
Base business revenue growth	12%
Impact of acquisitions	6%
Impact of currency translation	-1%
Base business organic revenue growth (non-GAAP measure)	8%	*

* Results do not sum due to rounding.
(a) COVID-19 response revenue includes effects of COVID-19 response revenues from acquired businesses and foreign currency translation.
(b) Adjustment to exclude the impact of COVID-19 response revenue.

Notes:
For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

Condensed Consolidated Statement of Income (unaudited)
	Year ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2021	Revenues	2020	Revenues
Revenues	$39,211		$32,218
Costs and operating expenses:
Cost of revenues (a)	18,977	48.4%	15,713	48.8%
Selling, general and administrative expenses (b)	6,842	17.4%	5,764	17.9%
Amortization of acquisition-related intangible assets	1,761	4.5%	1,667	5.2%
Research and development expenses	1,406	3.6%	1,181	3.7%
Restructuring and other costs (c)	197	0.5%	99	0.3%
	29,183	74.4%	24,424	75.8%
Operating income	10,028	25.6%	7,794	24.2%
Interest income	43		65
Interest expense	(536)		(553)
Other expense (d)	(694)		(76)
Income before income taxes	8,841		7,230
Provision for income taxes (e)	(1,109)		(850)
Equity in losses of unconsolidated entities	(4)		(3)
Net income	7,728		6,377
Less: net income attributable to noncontrolling interests and redeemable noncontrolling interest	3		2
Net income attributable to Thermo Fisher Scientific Inc.	$7,725	19.7%	$6,375	19.8%

Earnings per share attributable to Thermo Fisher Scientific Inc.:
Basic	$19.62		$16.09
Diluted	$19.46		$15.96
Weighted average shares:
Basic	394		396
Diluted	397		399

Reconciliation of adjusted operating income and adjusted operating margin
GAAP operating income	$10,028	25.6%	$7,794	24.2%
Cost of revenues charges (a)	8	0.0%	6	0.0%
Selling, general and administrative charges (credits) (b)	144	0.4%	(10)	0.0%
Restructuring and other costs (c)	197	0.5%	99	0.3%
Amortization of acquisition-related intangible assets	1,761	4.5%	1,667	5.2%
Adjusted operating income (non-GAAP measure)	$12,138	31.0%	$9,556	29.7%

Reconciliation of adjusted net income
GAAP net income attributable to Thermo Fisher Scientific Inc.	$7,725		$6,375
Cost of revenues charges (a)	8		6
Selling, general and administrative charges (credits) (b)	144		(10)
Restructuring and other costs (c)	197		99
Amortization of acquisition-related intangible assets	1,761		1,667
Other expense adjustments (d)	732		121
Benefit from income taxes (e)	(593)		(449)
Equity in losses of unconsolidated entities	4		3
Adjusted net income (non-GAAP measure)	$9,978		$7,812

Reconciliation of adjusted earnings per share
GAAP diluted EPS attributable to Thermo Fisher Scientific Inc.	$19.46		$15.96
Cost of revenues charges (a)	0.02		0.01
Selling, general and administrative charges (credits) (b)	0.36		(0.02)
Restructuring and other costs (c)	0.50		0.25
Amortization of acquisition-related intangible assets	4.43		4.17
Other expense adjustments (d)	1.84		0.30
Benefit from income taxes (e)	(1.49)		(1.12)
Equity in losses of unconsolidated entities	0.01		0.01
Adjusted EPS (non-GAAP measure)	$25.13		$19.56

Reconciliation of free cash flow
GAAP net cash provided by operating activities	$9,543		$8,289
Purchases of property, plant and equipment	(2,523)		(1,474)
Proceeds from sale of property, plant and equipment	20		8
Free cash flow (non-GAAP measure)	$7,040		$6,823

Segment data	Year ended
	December 31,	% of	December 31,	% of
(In millions)	2021	Revenues	2020	Revenues

Revenues
Life Sciences Solutions	$15,631	39.9%	$12,168	37.8%
Analytical Instruments	6,069	15.5%	5,124	15.9%
Specialty Diagnostics	5,659	14.4%	5,343	16.6%
Laboratory Products and Biopharma Services	14,862	37.9%	12,245	38.0%
Eliminations	(3,010)	-7.7%	(2,662)	-8.3%
Consolidated revenues	$39,211	100.0%	$32,218	100.0%

Operating income and operating margin
Life Sciences Solutions	$7,817	50.0%	$6,109	50.2%
Analytical Instruments	1,197	19.7%	808	15.8%
Specialty Diagnostics	1,280	22.6%	1,368	25.6%
Laboratory Products and Biopharma Services	1,844	12.4%	1,271	10.4%
Subtotal reportable segments	12,138	31.0%	9,556	29.7%

Cost of revenues charges (a)	(8)	0.0%	(6)	0.0%
Selling, general and administrative (charges) credits (b)	(144)	-0.4%	10	0.0%
Restructuring and other costs (c)	(197)	-0.5%	(99)	-0.3%
Amortization of acquisition-related intangible assets	(1,761)	-4.5%	(1,667)	-5.2%
GAAP operating income	$10,028	25.6%	$7,794	24.2%

(a) Reported results in 2021 include charges for the sale of inventories revalued at the date of acquisition. Reported results in 2020 include $4 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations and $2 of charges to conform the accounting policies of recently acquired businesses with the company’s accounting policies.
(b) Reported results in 2021 and 2020 include certain third-party expenses (credits), principally transaction/integration costs (including reimbursement thereof) related to recent/terminated acquisitions, charges/credits for changes in estimates of contingent acquisition consideration, and costs associated with product liability litigation.
(c) Reported results in 2021 and 2020 include restructuring and other costs consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations, and charges for impairment of acquired intangible assets. Reported results in 2021 include $35 of charges for compensation due to employees of recently acquired businesses at the date of acquisition.
(d) Reported results in 2021 and 2020 include net gains on investments and charges for amortization of bridge loan commitment fees and entering hedging contracts for recent/terminated acquisitions. Reported results in 2021 include $767 of losses on the early extinguishment of debt. Reported results in 2020 include $42 of charges related to terminated interest rate swaps and $8 of net charges for the settlement/curtailment of pension plans.
(e) Reported provision for income taxes in 2021 and 2020 includes incremental tax benefit for the pre-tax reconciling items between GAAP and adjusted net income, incremental tax impacts from audit settlements, and incremental tax impacts from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes.
Notes:
Consolidated depreciation expense is $831 and $658 in 2021 and 2020, respectively.
For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

Base business organic revenue growth
	Year Ended
	December 31,
	2021

Revenue growth	22%
Impact of COVID-19 response revenue (a) (b)	5%
Base business revenue growth	17%
Impact of acquisitions	2%
Impact of currency translation	2%
Base business organic revenue growth (non-GAAP measure)	14%	*

* Results do not sum due to rounding.
(a) COVID-19 response revenue includes effects of COVID-19 response revenues from acquired businesses and foreign currency translation.
(b) Adjustment to exclude the impact of COVID-19 response revenue.

Notes:
For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

Condensed Consolidated Balance Sheet (unaudited)

	December 31,	December 31,
(In millions)	2021	2020

Assets
Current assets:
Cash and cash equivalents	$4,477	$10,325
Accounts receivable, net	7,977	5,741
Inventories	5,051	4,029
Other current assets	2,564	1,862
Total current assets	20,069	21,957
Property, plant and equipment, net	8,333	5,912
Acquisition-related intangible assets, net	20,113	12,685
Other assets	4,352	2,457
Goodwill	41,924	26,041
Total assets	$94,791	$69,052

Liabilities, redeemable noncontrolling interest and equity
Current liabilities:
Short-term obligations and current maturities of long-term obligations	$2,537	$2,628
Other current liabilities	10,806	7,676
Total current liabilities	13,343	10,304
Other long-term liabilities	8,138	5,124
Long-term obligations	32,333	19,107
Redeemable noncontrolling interest	122	—
Total equity	40,855	34,517
Total liabilities, redeemable noncontrolling interest and equity	$94,791	$69,052

Condensed Consolidated Statement of Cash Flows (unaudited)

	Year ended
	December 31,	December 31,
(In millions)	2021	2020

Operating activities
Net income	$7,728	$6,377

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,592	2,325
Change in deferred income taxes	(406)	(552)
Other non-cash expenses, net	1,187	534
Changes in assets and liabilities, excluding the effects of acquisitions and disposition	(1,558)	(395)
Net cash provided by operating activities	9,543	8,289

Investing activities
Acquisitions, net of cash acquired	(19,395)	(38)
Purchases of property, plant and equipment	(2,523)	(1,474)
Proceeds from sale of property, plant and equipment	20	8
Other investing activities, net	(34)	(6)
Net cash used in investing activities	(21,932)	(1,510)

Financing activities
Net proceeds from issuance of debt	18,137	3,464
Repayment of debt	(11,738)	(710)
Net proceeds from issuance of commercial paper	2,512	383
Repayment of commercial paper	—	(387)
Purchases of company common stock	(2,000)	(1,500)
Dividends paid	(395)	(337)
Net proceeds from issuance of company common stock under employee stock plans	156	196
Other financing activities, net	(91)	(150)
Net cash provided by financing activities	6,581	959

Exchange rate effect on cash	(37)	176
(Decrease) increase in cash, cash equivalents and restricted cash	(5,845)	7,914
Cash, cash equivalents and restricted cash at beginning of period	10,336	2,422
Cash, cash equivalents and restricted cash at end of period	$4,491	$10,336

Free cash flow (non-GAAP measure)	$7,040	$6,823

Notes:
For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

Supplemental Information Regarding Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures such as organic revenue growth, which is reported revenue growth, excluding the impacts of revenues from acquired businesses and the effects of currency translation. We also report base business organic revenue growth, which is reported revenue growth, excluding the impacts of COVID-19 response revenue, acquisitions and currency translation. We report organic revenue growth and base business organic revenue growth because Thermo Fisher management believes that in order to understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of acquisitions, foreign currency translation and/or COVID-19 response on revenues. Thermo Fisher management uses organic revenue growth and base business organic revenue growth to forecast and evaluate the operational performance of the company as well as to compare revenues of current periods to prior periods.

We report adjusted operating income, adjusted operating income margin, adjusted net income, and adjusted EPS. We believe that the use of these non-GAAP financial measures, in addition to GAAP financial measures, helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s core operating performance, especially when comparing such results to previous periods, forecasts, and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes. To calculate these measures we exclude, as applicable:

•Certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition, significant transaction/acquisition-related costs, including changes in estimates of contingent acquisition-related consideration, and other costs associated with obtaining short-term financing commitments for pending/recent acquisitions. We exclude these costs because we do not believe they are indicative of our normal operating costs.

•Costs/income associated with restructuring activities, such as reducing overhead and consolidating facilities. We exclude these costs because we believe that the costs related to restructuring activities are not indicative of our normal operating costs.

•Equity in earnings of unconsolidated entities; impairments of long-lived assets; and certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, including gains/losses on investments, the sale of businesses, product lines, and real estate, significant litigation-related matters, curtailments/settlements of pension plans, and the early retirement of debt. We exclude these items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

•The expense associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of up to 20 years. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

•The tax impacts of the above items and the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes), the latter of which we exclude because they are outside of our normal operations and difficult to forecast accurately for future periods.

We report free cash flow, which is operating cash flow, excluding net capital expenditures to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. The company uses this measure as an indication of the strength of the company and its ability to generate cash for use in acquisitions and other investing and financing activities. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations such as debt service that are not deducted from the measure.

Thermo Fisher Scientific does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher Scientific’s results computed in accordance with GAAP.

The non-GAAP financial measures of Thermo Fisher Scientific’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher Scientific’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the tables above.